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                                                            EXHIBIT 23.2

                 CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in registration statements (Nos. 33-93074 and 333-18235) on Form S-3 and Prospectus Supplement of our reports dated March 8, 1996 on our audits of the consolidated financial statements and financial statement schedules of CenterPoint Properties Corporation and Subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K. We also consent to our report dated September 30, 1996 on our audit of the combined statements of revenue and certain expenses of the Related Party Properties for the three years in the period ended December 31, 1995 and to our report dated October 15, 1996 on our audits of the individual and combined statements of revenue and certain expenses of The Northlake Property and the Other Acquisition Properties for the year ended December 31, 1995, which are included in the Current Report on Form 8-K/A No. 1 filed November 27, 1996. We also consent to the reference to our firm under the caption "Experts."

                                       /s/ Coopers & Lybrand L.L.P.

                                       COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 27, 1997